EXHIBIT 99.2

Nov. 13. 2008 / 2:00PM PT, TGAL - Q2 2009 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal Corporation - CFO

 Tom Mika
 Tegal Corporation - President & CEO

CONFERENCE CALL PARTICIPANTS

 Nicholas Bilkey
 Growth Securities, Inc, - Analyst

PRESENTATION

Operator

 Good day, everyone, and welcome to the Tegal second quarter fiscal 2009 earnings conference call. Today's call is being recorded. At this time I would like to turn the call over to Ms. Christine Hergenrother, Tegal's Chief Financial Officer. Please go ahead, Ms. Hergenrother.

 Christine Hergenrother - Tegal Corporation - CFO

 Thank you. Good afternoon, and welcome to Tegal's investor conference call for the second quarter of fiscal 2009, which ended September 30, 2008. Before I review the financial results for the quarter end, I have two housekeeping items. The first is a reminder that a digital recording on this conference call will be made available two hours after the completion of the call and it will be available through midnight on Thursday, November 20, 2008. To access investors should dial 888-286-8010 or 617-801-6888 and enter passcode 50476559. An online replay of the call, along with the Company's earnings release, will be available on the Company's website, as well.

The second item is a reminder about the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to: Industry conditions; economic conditions; acceptance of new technology; the growth of target markets, as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of f these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company's period filings with Securities and Exchange Commission. Following my review of the financial performance for quarter I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have some additional comments.. After that we will entertain questions from the dial-in audience.

Revenues for the fiscal second quarter were $2 million, a sequential decrease of 58% from $4.7 million in the fiscal first quarter of 2008 and a decrease of 81% from $10.8 million recorded for the same quarter a year ago. Our reported net loss for the second quarter of $2.5 million, or $0.34 per share, compared to a net income of $693,000, or $0.10 per share in the comparable quarter one year ago. Last quarter Tegal reported a loss of $792,000, or $0.11 per share. Gross profits for the second quarter came in at 50.8% compared to 39.3% in the comparable quarter one year ago and 49.2% in Q1 of this fiscal year. The improvement in the gross margin was mainly attributable to product mix. This quarter's revenue consists mainly of spares, service and upgrades. Overall operating expenses for the second quarter were $3.5 million, an increase of about $300,000 from the same quarter last year, and an increase of $146,000 compared to last quarter. Sales and marketing expense came in at $839,000, a slight decrease from $844,000 last quarter and a decrease of approximately $400,000 from the same quarter last year. The difference between last year and this year is largely due to lower commissions paid on lower revenue.

Overall R&D spending was flat from the same quarter last year and the previous quarter, coming in just over $1 million. The increase of $141,000 in G&A expense from last quarter was due largely to legal expense paid in connection with the acquisition of the AMMS assets. Transactions costs, including legal fees, appraisals and due diligence, were approximately $370,000 over a six-month timeframe. Nonoperating expenses netted out to a loss for the quarter of $65,000, including net interest income of $96,000 offset by foreign exchange loss and other income of $161,000. The resulting operating loss for the second quarter was $2.4 million compared to income of $456,000 in the same quarter one year ago and a loss of $982,000 in the first quarter of this fiscal year. Included in operating income were noncash charges of approximately $500,000 which included $344,000 of stock-compensation expense for options invested -- vesting during the quarter. The remaining noncash were depreciation and amortization.

Now moving to the balance sheet. Cash at the end of the second quarter was $14 million, an decrease of $4.2 million from last quarter. The decrease resulted from a combination of a cash operating loss of about $2 million for the quarter, the cash portion of the AMMS asset purchase of $1 million, and a net negative change in working capital. Specifically for working capital, accounts receivable decreased by $1.4 million from last quarter, coming in at $4.6 million. Inventories increased by $2.6 million from $11 million to $13.7 million. $1.9 million of the increase in inventory was the amount allocated to the inventory portion of the AMMS asset. The allocation of the total $5 million in acquisition costs accounted for an increase in PP&E, intangibles and other assets for a combined total of $3.1 million. The $3.1 million plus the $1.9 million in inventory equals the $5 million purchase price.

Total current liabilities decreased by $1.9 million from last quarter. The decreases were in accounts payable, deferred revenue and other current liabilities and product warranty. The Company had no long-term liabilities at the end of the quarter. The Company's book-to-bill ratio is greater than one during the quarter and the backlog as of today stands at $3.3 million. Total outstanding shares as of September 30, 2008 were 8,321,496.

I would now like to introduce Tom Mika, President and Chief Executive Officer.

 Tom Mika - Tegal Corporation - President & CEO

 Thanks, Christine. Good afternoon, everyone, and thank you for joining the call. As expected, this quarter was very challenging for Tegal, as well as for most companies in semiconductor capital equipment sector and many companies throughout the world's developed economies. Anyone on this call certainly knows the situation well enough, so I won't spend much more time on doom and gloom except to point out the obvious. The planning horizons are very short and the outlook is uncertainty. Nevertheless, there are several bright spots and I would prefer to focus on those during this call.

First, late in the quarter we completed our acquisition of the Alcatel products. This acquisition significantly increased Tegal's addressable market opportunity and more than doubled our pipeline of sales prospects. Second, providing further validation of the value of this acquisition there are recent sales of Alcatel systems resulting in the improved backlog for Tegal. The third bright spot, the appointment of a very experienced executive, Peter Dykstra, as our global sales Vice President. And fourth and finally, while we certainly would have liked an improved economic environment, we believe that we have rebuilt Tegal over the last five years, not just to survive but to prosper. We have a good strategy, as well as the flexibility and determination to overcome this weakness in the industry and in our economy. We intend to win.

We completed the acquisition of the Alcatel product lines in September and have been working very hard on transitioning the technology to Petaluma. During this period, we have been contacting customers to notify them of our commitment to support, maintain and improve the Alcatel product lines, to participate in several major joint development projects, and bring the very best of both companies capabilities to meet customers production and development needs. Reception from customers has been very positive. Both Tegal and Alcatel allocated six months, beginning in September, to the transition effort and we are well along in coming up to speed on this world-class technology and its potential. Even in these difficult economic times the expanding array of applications for MIM space sensors, gyroscopes, timers, BIOMEMS and similar devices is fueling growth. A phrase often heard among our MEMS customers is beyond more; the notion that large parts of the semiconductor industry are moving beyond Moore's law through the use of new materials, new architectures, the coupling of semiconductor devices to MEMS for novel applications.

We believe this is the place to be and we at Tegal are at its forefront. Not only with the deep silicon etch technology that we acquired from Alcatel, but from the years of development effort that we put into learning to etch and deposit the long list of novel new materials. This is why in my last two conference calls I've emphasized these newly-acquired products are not incremental. They are central to our strategy and will be for many years to come. Clear evidence of our product -- progress, is the two major orders that we announced in the past couple of days. One was for a 200SE system, which is a stand-alone, single-chamber tool that is the mainstay of the Alcatel product line. We shipped and installed this tool at a leading supplier of substrates and services in the integrated circuit and MEMS sensor markets. This customer has been operating a MEMS foundry for a number of years and selected Tegal 200SE as its newest Deep Reactive Ion Etching system.

The second order came from a leading analog and mixed signal device manufacturer that selected the Tegal 4200 Advanced Multichamber ICP plasma etching system for Deep Reactive Ion Etching applications in Power Device and MEMS Sensor Fabrication. The system is scheduled to be delivered and installed by the end of the calendar year. We are doing a significant amount of demo work at the Alcatel facility in France while we bring up our own applications lab in Petaluma. This level of cooperation with Alcatel has helped to restore and build the sales pipeline.

On the legacy etch and PDC side of the business, our 900 product line continues to demonstrate significant strength. We recently announced a follow-on order with a leading LED manufacturer whose markets and manufacturing facilities are continuing to expand, even in this economic downturn. We expect further orders from this customer over the next several quarters. In PCD we have several major opportunities that have been developing over a long period of qualification and we expect that one or two of these will mature over the next two quarters. Overall, while the tenner is cautious, we see a lot of activity and great opportunities in the Silicon Etch arena and we expect that our backlog will continue to grow as we improve our demo capability, see more potential new customers and show them our technical capabilities and our relative financial strength.

I was very pleased to announce this afternoon the employment of Peter Dykstra, as Vice President of global sales for Tegal. He will lead the team to recapture the attention of customers that may have thought that Alcatel's commitment to these products was waning the past several months. Most recently Peter was the director of world wide and customer support for Alcatel Micro Machining Systems. Peter's career at Alcatel spanned almost 20 year and he has been instrumental in their success as a field engineer, sales support engineer and sales manager, Peter is the consummate sales executive. He will be a real asset to Tegal. With Peter's experience and the recognized technical superiority of the Alcatel products we're in the position to attract a large number of customers that we have never sold to at Tegal and would have had a lot of trouble penetrating on our own. For example, both of the recent orders for Deep Silicon Etch systems are from new accounts at Tegal.

Now to my fourth point, that we have the capability and determination to whether this challenging environment and to emerge even stronger when it passes. Given the uncertainty of the next few quarters I decided to take steps to lower our fixed cost and to reduce our cash burn to a minimum. Remember that we are already starting from the point of having at 76, the lowest head count in the Company since its founding. I recently cut over 10% of our positions at several levels and expect to make further reductions in the next few weeks. I have intentionally slowed our hiring of new personnel into open positions, reduced travel expenses across the board, and instituted a referral load during the Thanksgiving and Christmas holidays. As I have emphasized to our customers and employee, Tegal is in control of its own destiny. We are lean, strong and have a proven track record of surviving hard times. This time will be no exception.

Thanks for your attention and I'll be happy to answer any questions that you may have.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Your first question comes from [Nicholas Bilkey] with [Growth Securities, Inc.]. Please proceed.

 Nicholas Bilkey - Growth Securities, Inc, - Analyst

 Good afternoon, folks. I know things are tough and you want to conserve your cash, but any chance with the stock at its current level we could see at least some kind of nominal buy back?

 Tom Mika - Tegal Corporation - President & CEO

 I would say the likelihood is very, very low.  I canvassed our major investors and the word that I'm getting from most of our stockholders is that we should do everything possible to preserve cash. This is an environment in which raising additional equity capital is impossible, and in the micro cap world we're advised by those who actively manage portfolios in that world, that they're uncertain about when that situation may turn around. I realize that our stock is at a hugely depressed price, but I'm also looking at the opportunities and the requirements for investing in new technologies that we've just acquired and the opportunities out there and I can tell you that the return on investment to the Company and eventually to its shareholders is much greater than a stock buy back.

 Nicholas Bilkey - Growth Securities, Inc, - Analyst

 Thank you very much.